(d)(4)

FORM OF

MANAGEMENT AGREEMENT

Agreement dated November 18, 2014, as amended and restated on May 1, 2015, between [Trust/Company] (the “[Trust/Company]”), a [State/Form of organization], and [Name of Investment Adviser] (the “Manager”), a [State/Form of organization] (the “Agreement”).

WHEREAS, the [Trust/Company] is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the [Trust/Company] is authorized to issue shares of common stock in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the [Trust/Company] may offer shares of additional series in the future;

WHEREAS, the [Trust/Company] desires to avail itself of the services of the Manager for the provision of advisory, management and administrative services for the [Trust/Company]; and

WHEREAS, the Manager is willing to render such services to the [Trust/Company];

NOW, THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1. Appointment. The [Trust/Company] hereby appoints the Manager, subject to the direction of the Board of [Trustee/Director]s, for the period and on the terms set forth in this Agreement, to provide advisory, management, administrative and other services (collectively, the “Management Services”), as described herein, with respect to each series of the [Trust/Company] set forth on Schedule A hereto (individually and collectively referred to herein as “Series”). The Manager accepts such appointment and agrees to render the Management Services herein set forth for the compensation herein provided.

In the event the [Trust/Company] establishes and designates additional series with respect to which it desires to retain the Manager to render Management Services hereunder, it shall notify the Manager in writing. If the Manager is willing to render such services, it shall notify the [Trust/Company] in writing, whereupon such additional series shall become a Series hereunder, and be subject to this Agreement.

With respect to those Series that have obtained shareholder approval, to the extent such shareholder approval is required, subject to the approval of the Board of [Trustee/Director]s of the [Trust/Company], the Manager is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers, whether or not affiliated with the Manager (each a “Sub-Adviser”). The Manager will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement (each a “Sub-Adviser Agreement”). The [Trust/Company] and the Manager understand and agree that the Manager may manage each Series in a “Manager-of-Managers” style with one or more Sub-Advisers, which contemplates

(d)(4)

that the Manager will, among other things and pursuant to an order issued by the U.S. Securities and Exchange Commission (the “SEC”) or applicable regulation under the 1940 Act: (1) continually evaluate the performance of any Sub-Adviser to the [Trust/Company]; and (2) periodically make recommendations to the [Trust/Company]’s Board of [Trustee/Director]s regarding the results of its evaluation and monitoring functions. The [Trust/Company] recognizes that, subject to the approval of the Board of [Trustee/Director]s of the [Trust/Company], a Sub-Adviser’s services may be terminated or modified and that the Manager may appoint a new Sub-Adviser for a Series, subject to the applicable SEC order.

2. Management Services of the Manager.

(a) Advisory Services.

The Manager represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and will maintain such registration for so long as required by applicable law. Subject to the general supervision of the Board of [Trustee/Director]s of the [Trust/Company], the Manager shall provide the following advisory, management, and other services with respect to the Series (the “Advisory Services”), provided, however, that the Advisory Services shall not include the services identified on Schedule B and, therefore, such services shall be deemed to be outside the scope of this Agreement:

(i)

Provide general investment advice and guidance with respect to the Series and provide advice and guidance to the [Trust/Company]’s [Trustee/Director]s, and oversee the management of the investments of the Series and the composition of each Series’ portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, in accordance with each Series’ investment objective or objectives and policies as stated in the [Trust/Company]’s registration statement, as may be supplemented or amended from time to time (the “Registration Statement”), which management may be provided directly by the Manager, as provided in Section 2(b) of this Agreement by, or by others selected by the Manager and approved by the Board of [Trustee/Director]s as provided in Section 2(c) of this Agreement;

(ii)	Render to the Board of [Trustee/Director]s of the [Trust/Company] such periodic and special reports as the Board of [Trustee/Director]s may reasonably request; and

(iii)

Make available its officers and employees to the Board of [Trustee/Director]s and officers of the [Trust/Company] for consultation and discussions regarding the administration and management of the Series and services provided to the [Trust/Company] under this Agreement.

(d)(4)

(b) Investment Advisory Authority.

When rendering Advisory Services directly to a Series, the Manager, subject to the supervision of the [Trust/Company]’s Board of [Trustee/Director]s, will provide a continuous investment program for the Series’ portfolio and determine the composition of the assets of the Series’ portfolio, including determination of the purchase, retention, or sale, or any offering, of the securities, cash, and other investments contained in the portfolio. The Manager will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Series’ assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, offered to the public, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of the Series should be held in the various securities and other investments in which it may invest, and the Manager is hereby authorized to execute and perform such services on behalf of the Series. To the extent permitted by the investment policies of the Series, the Manager shall make decisions for the Series as to foreign currency matters and make determinations as to, and execute and perform, foreign currency exchange contracts on behalf of the Series. The Manager will provide the services under this Agreement in accordance with the Series’ investment objective or objectives, policies, and restrictions as stated in the [Trust/Company]’s Registration Statement filed with the SEC, as amended. Furthermore:

(i)

The Manager will manage the Series so that each will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. In managing the Series in accordance with these requirements, the Manager shall be entitled to receive and act upon advice of counsel to the [Trust/Company] or counsel to the Manager.

(ii)

The Manager will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the [Trust/Company]’s Board of [Trustee/Director]s, and the provisions of the Registration Statement.

(iii)

On occasions when the Manager deems the purchase or sale of a security to be in the interest of the Series as well as any other investment advisory clients, the Manager may, to the extent permitted by applicable laws and regulations and any applicable procedures adopted by the [Trust/Company]’s Board of [Trustee/Director]s, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in a manner that is fair and equitable in the judgment of the Manager in the exercise of its fiduciary obligations to the [Trust/Company] and to such other clients.

(iv)

In connection with the purchase and sale of securities of the Series, the Manager will arrange for the transmission to the custodian for the [Trust/Company] on a daily basis, of such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Cedel, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian to perform its administrative and recordkeeping responsibilities with respect to the Series. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Manager will arrange for the prompt transmission of the confirmation of such trades to the [Trust/Company]’s custodian.

(d)(4)

(v)

The Manager will assist the custodian or portfolio accounting agent for the [Trust/Company] in determining, consistent with the procedures and policies stated in the Registration Statement for the [Trust/Company] and any applicable procedures adopted by the [Trust/Company]’s Board of [Trustee/Director]s, the value of any portfolio securities or other assets of the Series for which the custodian or portfolio accounting agent seeks assistance or review from the Manager.

(vi)

The Manager will make available to the [Trust/Company], promptly upon request, any of the Series’ or the Manager’s investment records and ledgers as are necessary to assist the [Trust/Company] in complying with the requirements of the 1940 Act, as well as other applicable laws. The Manager will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services which may be requested in order to ascertain whether the operations of the [Trust/Company] are being conducted in a manner consistent with applicable laws and regulations.

(vii)

The Manager will regularly report to the [Trust/Company]’s Board of [Trustee/Director]s on the investment program for the Series and the issuers and securities represented in the Series’ portfolio, and will furnish the [Trust/Company]’s Board of [Trustee/Director]s with respect to the Series such periodic and special reports as the [Trustee/Director]s may reasonably request.

(viii)

In connection with its responsibilities under this Section 2(b), the Manager is responsible for decisions to buy and sell securities and other investments for the Series’ portfolio, broker-dealer selection, and negotiation of brokerage commission rates. The Manager’s primary consideration in effecting a security transaction will be to obtain the best execution for the Series, taking into account the factors specified in the Prospectus and/or Statement of Additional Information for the [Trust/Company], which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, execution capabilities and operational facilities of the firms involved, and the firm’s risk in positioning a block of securities. Accordingly, the price to the Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Manager in the exercise of its fiduciary obligations to the [Trust/Company], by other aspects of the portfolio execution services offered. Subject to such policies as the Board of [Trustee/Director]s may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Series to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another

(d)(4)

broker-dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Series and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards and in accordance with Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, the Manager is further authorized to allocate the orders placed by it on behalf of the Series to the Manager if it is registered as a broker-dealer with the SEC, to an affiliated broker-dealer, or to such brokers and dealers who also provide research or statistical material or other services to the Series, the Manager or an affiliate of the Manager. Such allocation shall be in such amounts and proportions as the Manager shall determine consistent with the above standards, and the Manager will report on said allocation regularly to the Board of [Trustee/Director]s of the [Trust/Company] indicating the broker-dealers to which such allocations have been made and the basis therefor.

(c) Services of Manager with respect to Sub-Advisers.

In the event that the Manager wishes to select others to render Advisory Services, the Manager shall analyze, select and recommend for consideration and approval by the [Trust/Company]’s Board of [Trustee/Director]s investment advisory firms (however organized) to provide investment advice to one or more of the Series, and, at the expense of the Manager, engage (which engagement may also be by the [Trust/Company]) any such investment advisory firm to render investment advice and manage the investments of each such Series and the composition of each such Series’ portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, or any offering thereof, in accordance with the Series’ investment objective or objectives and policies as stated in the [Trust/Company]’s Registration Statement. The Manager shall take the following actions in respect of the performance by each Sub-Adviser of its obligations in respect of a Series:

(i)

Periodically monitor and evaluate the performance of the Sub-Adviser with respect to the investment objectives and policies of the Series, including without limitation, perform periodic detailed analysis and review of the Sub-Adviser’s investment performance in respect of the Series and in respect of other accounts managed by the Sub-Adviser with similar investment strategies

(ii)

Prepare and present periodic reports to the Board of [Trustee/Director]s regarding the investment performance of the Sub-Adviser and other information regarding the Sub-Adviser, at such times and in such forms as the Board of [Trustee/Director]s may reasonably request;

(iii)	Review and consider any changes in the personnel of the Sub-Adviser responsible for performing the Sub-Adviser’s obligations and make appropriate reports to the Board of [Trustee/Director]s;

(d)(4)

(iv)	Review and consider any changes in the ownership or senior management of the Sub-Adviser and make appropriate reports to the Board of [Trustee/Director]s;

(v)	Perform periodic in-person or telephonic diligence meetings with representatives of the Sub-Adviser;

(vi)	Supervise the Sub-Adviser with respect to the services that the Sub-Adviser provides under the Sub-Adviser’s Sub-Adviser Agreement;

(vii)

Assist the Board of [Trustee/Director]s and management of the Trust in developing and reviewing information with respect to the initial approval of the Sub-Adviser Agreement with the Sub-Adviser and annual consideration of the agreement thereafter;

(viii)

Monitor the Sub-Adviser for compliance with the investment objective or objectives, policies and restrictions of each Series it manages, the 1940 Act, Subchapter M of the Internal Revenue Code, and if applicable, regulations under such provisions, and other applicable laws;

(ix)

If appropriate, analyze and recommend for consideration by the [Trust/Company]’s Board of [Trustee/Director]s termination of a Sub-Adviser Agreement under which the Sub-Adviser provides Advisory Services to one or more of the Series;

(x)

Identify potential successors to or replacements of the Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board of [Trustee/Director]s a recommendation as to any such successor, replacement, or additional Sub-Adviser;

(xi)	Designate and compensate from its own resources such personnel as the Manager may consider necessary or appropriate to the performance of its services hereunder; and

(xii)	Perform such other review and reporting functions as the Board of [Trustee/Director]s shall reasonably request consistent with this Agreement and applicable law.

(d) Administrative Services of the Manager.

(i)

Administrative Services. Subject to the general supervision of the Board of [Director/Trustee]s of the [Trust/Company], the Manager shall provide all administrative services reasonably necessary as of January 1, 2015 for the ordinary operation of each Series (“Administrative Services”). Provided, however, that Administrative Services shall not include the services identified on Schedule B and, therefore, such services shall be deemed to be outside of the scope of this Agreement.

(d)(4)

(ii)

Allocation and Delegation of Responsibilities. The Administrative Services may be furnished by any directors, officers or employees of the Manager or of affiliates of the Manager. The Manager may, at the expense of the Manager, retain the services of a third party as its delegate, under the Manager’s supervision, to provide in its stead any Administrative Service; provided, however, that any such delegation to a third party shall be subject to the approval of [Trust/Company]’s Board of [Director/Trustee]s. The Manager shall remain liable to the [Trust/Company] for any service delegated to a third party pursuant to this Section 2(d)(ii) to the same extent as if the Manager provided the services itself.

3. Conformity with Applicable Law. The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Registration Statement of the [Trust/Company] and with the instructions and directions of the Board of [Trustee/Director]s of the [Trust/Company] and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

4. Exclusivity. The services of the Manager to the [Trust/Company] under this Agreement are not to be deemed exclusive, and the Manager, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of any of the Series) and to engage in other activities, so long as its services hereunder are not impaired thereby.

5. Records. The [Trust/Company] agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the [Trust/Company] with respect to the Series by the 1940 Act. The Manager further agrees that all records of the Series are the property of the [Trust/Company] and, to the extent held by the Manager, it will promptly surrender any of such records upon request.

6. Expenses.

(a) During the term of this Agreement, the Manager will pay all expenses incurred by it in connection with its activities under this Agreement described on Schedule C attached hereto, as it may be revised from time to time to account for changes in the vendors paid.

(b) The [Trust/Company] shall be responsible for all of the expenses of its operations, including, without limitation, the management fee payable hereunder and extraordinary expenses, such as litigation expenses.

(c) The Manager further agrees to pay all fees payable to the Sub-Advisers, executive salaries and expenses of the [Trustee/Director]s of the [Trust/Company] who are employees of the Manager or its affiliates, and office rent of the [Trust/Company].

(d) To the extent the Manager incurs any costs or performs any services which are an obligation of the [Trust/Company], as set forth in this Agreement, the [Trust/Company] shall promptly reimburse the Manager for such costs and expenses. To the extent the services for which the [Trust/Company] is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the [Trust/Company] only to the extent of its costs for such services.

(d)(4)

8. Compensation. For the Management Services provided by the Manager to each Series pursuant to this Agreement, the [Trust/Company] will pay to the Manager an annual fee equal to the amount specified for such Series in Schedule D hereto, payable monthly in arrears. Payment of these fees shall be in addition to any amount paid to, reimbursed to, or recovered by, the Manager for incurring any costs or performing any services which are obligations of the [Trust/Company] as provided in Section 7(d). The fee will be appropriately pro-rated to reflect any portion of a calendar month that this Agreement is not in effect between the [Trust/Company] and the Manager.

9. Liability of the Manager.

(a) General.

In providing Advisory Services, the Manager may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Manager nor its stockholders, officers, directors, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any Advisory Services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Manager’s duties, or by reason of reckless disregard of the Manager’s obligations and duties under this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Manager nor its stockholders, officers, directors, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission by a Sub-Adviser or any of the Sub-Adviser’s stockholders or partners, officers, directors, employees, or agents connected with or arising out of any services rendered under a Sub-Adviser Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Manager’s duties under this Agreement, or by reason of reckless disregard of the Manager’s obligations and duties under this Agreement. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series shall be enforceable against the assets and property of that Series only, and not against the assets or property of any other series of the [Trust/Company].

(b) Liability with respect to the Provision of Administrative Services.

In providing the Administrative Services, the Manager may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Manager nor its stockholders, officers, directors/trustees, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any Administrative Services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Manager’s duties, or by reason of reckless disregard of the Manager’s obligations and duties under this Agreement. The liability incurred by the Manager pursuant to this Section 9(b) with respect to a Series in any year shall be limited to the revenues of the Manager derived from the Series in that fiscal year of the Series. The Manager shall look solely to the Series’ property for satisfaction of claims of any nature against the Series or a director, officer, employee or agent of the Series individually arising in connection with the affairs of the Series.

(d)(4)

(c) [Trust/Company] Disclosures.

(i)

The Manager shall be responsible for preparing the [Trust/Company]’s registration statements and supplements to the [Trust/Company]’s prospectuses and statements of additional information (“Disclosure Documents”), and for filing or arranging for the filing of such Disclosure Documents with the SEC and other federal and state regulatory authorities as may be required by applicable law.

(ii)

Notwithstanding anything in Section 9 or elsewhere in this Agreement, the Manager shall exercise reasonable care consistent with a fiduciary duty in fulfilling its responsibilities under Section 9(c)(i) of this Agreement.

(iii)

In the event of a claim, litigation, liability, or a regulatory action or investigation (collectively, a “Disclosure Claim”) that arises out of or is based upon the disclosure in a Disclosure Document for the [Trust/Company] (including, but not limited to, a claim arising from an untrue statement or alleged untrue statement in a registration statement for the [Trust/Company] or an omission or alleged omission of a material fact required to be stated therein or necessary to make statements made in a registration statement not misleading), the Manager shall indemnify and hold harmless the [Trust/Company] and each individual who, during the term of this Agreement, serves or had served as a [Director/Trustee] of the [Trust/Company] who is not an “interested person” of the [Trust/Company], as such term is defined in the 1940 Act (an “[Independent Trustee/Director]”), if such Disclosure Claim arises from the Manager’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation or filing of the [Trust/Company]’s Disclosure Documents for the loss, costs, or damages, including amounts paid in settlement with the written consent of the Manager, which consent shall not be unreasonably withheld, and including reasonable legal and other expenses, that arise from such Disclosure Claim.

(iv)

In addition to the indemnification provided in Section 9(c)(iii) of this Agreement, the Manager agrees to indemnify and hold harmless the [Independent Director/Trustee]s for the costs of defense of a Disclosure Claim, including reasonable attorney’s fees, regardless of whether such Disclosure Claim arises from the Manager’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation of the [Trust/Company]’s Disclosure Documents, subject to the Manager’s right to assume the defense of such Disclosure Claim pursuant to Section 9(c)(ix) of this Agreement.

(v)

The parties expressly acknowledge that this Section 9(c) confers rights and remedies upon the [Trust/Company] and each [Independent Trustee/Director], including the right to enforce the indemnification provided for in Sections 9(c)(iii) and 9(c)(iv) of this Agreement. The obligation of the Manager to provide indemnification to the [Trust/Company] and the [Independent Director/Trustee]s, as set forth in this Section 9(c), shall remain in effect after the termination of this Agreement.

(d)(4)

(vi)

The indemnification of the [Trust/Company] provided for in Section 9(c)(iii) of this Agreement shall apply only to the extent that any loss to the [Trust/Company] is not covered by insurance held by the [Trust/Company], and shall not apply if: (A) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an [Independent Trustee/Director] for inclusion in the [Trust/Company]’s Disclosure Documents; or (B) indemnification is not allowed under applicable law.

(vii)

The indemnification of an [Independent Trustee/Director] provided in Sections 9(c)(iii) and 9(c)(iv) of this Agreement shall apply only to the extent that any loss to the [Independent Trustee/Director] is not covered by insurance held by the [Trust/Company] or the [Independent Trustee/Director] , and shall not apply if: (A) losses are actually indemnified by the [Trust/Company], consistent with the [Trust/Company]’s organizational documents; (B) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an [Independent Trustee/Director] for inclusion in the [Trust/Company]’s Disclosure Documents; (C) losses are the result of willful misfeasance, bad faith, gross negligence or reckless disregard on the part of an [Independent Trustee/Director]; or (D) indemnification is not allowed under applicable law.

(viii)

The Manager shall not be liable for indemnification of an [Independent Trustee/Director] under this Section 9(c) unless the [Independent Trustee/Director] has notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the Disclosure Claim is served upon such [Independent Trustee/Director] (or after such [Independent Trustee/Director] shall have received notice of such service on any designated agent); provided, however, that notification of the Manager is not required if the Manager had actual knowledge about the nature of the Disclosure Claim. In the event of a request for indemnification from an [Independent Trustee/Director], the Manager shall pay advances to the fullest extent permissible under the 1940 Act and applicable state law.

(ix)

In the event of a request for indemnification from the [Trust/Company] or an [Independent Trustee/Director] (“Indemnified Party”), the Manager shall be entitled, upon notice to the Indemnified Party, to assume the defense of any Disclosure Claim against the Indemnified Party, with counsel satisfactory to the Manager and the Indemnified Party.

(x)	Section 9(a) and 9(b) shall not apply to a claim for indemnification under this Section 9(c).

(d)(4)

10. Continuation and Termination. With respect to each Series identified as a Series on Schedule A as in effect on the date of this Agreement, unless earlier terminated as provided herein with respect to any such Series, this Agreement shall continue in full force and effect through November 17, 2016. Thereafter, unless earlier terminated with respect to such a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by: (1) the vote of a majority of the Board of [Trustee/Director]s of the [Trust/Company]; or (2) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of [Trustee/Director]s of the [Trust/Company] who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the [Trust/Company] or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Series added to Schedule A hereto as a Series after the date of this Agreement, this Agreement shall become effective on the later of: (1) the date Schedule A is amended to reflect the addition of such Series as a Series under the Agreement; or (2) the date upon which the shares of the Series are first sold to the public, subject to the condition that the [Trust/Company]’s Board of [Trustee/Director]s, including a majority of those [Trustee/Director]s who are not interested persons (as such term is defined in the 1940 Act) of the [Trust/Company] or the Manager, and the shareholders of such Series, shall have approved this Agreement. Unless earlier terminated as provided herein with respect to any such Series, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Series. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by: (1) the vote of a majority of the Board of [Trustee/Director]s of the [Trust/Company]; or (2) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of [Trustee/Director]s of the [Trust/Company] who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the [Trust/Company] or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a Series shall be effective to approve or continue this Agreement with respect to such Series notwithstanding: (1) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Series; or (2) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the [Trust/Company], unless such approval shall be required by any other applicable law or otherwise. This Agreement may be terminated by the [Trust/Company] at any time, in its entirety or with respect to a Series, without the payment of any penalty, by vote of a majority of the Board of [Trustee/Director]s of the [Trust/Company] or by a vote of a majority of the outstanding voting shares of the [Trust/Company], or with respect to a Series, by vote of a majority of the outstanding voting shares of such Series, on sixty (60) days’ written notice to the Manager, or by the Manager at any time, without the payment of any penalty, on sixty (60) days’ written notice to the [Trust/Company]. This Agreement will automatically and immediately terminate in the event of its “assignment” as defined in the 1940 Act.

(d)(4)

11. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares (as defined in the 1940 Act) of the [Trust/Company]. Otherwise, a written amendment of this Agreement is effective upon the approval of the Board of [Trustee/Director]s and the Manager.

12. Use of Names. It is understood that the name “[Insert Name of Manager]” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the [Insert Name of Manager] or its affiliates, including but not limited to the mark “Voya™” (collectively, the “Voya Marks”) is the valuable property of the Manager and its affiliates, and that the [Trust/Company] and/or the Series have the right to use such Voya Marks only so long as this Agreement or any subsequent agreement with the [Manager] in replacement of this Agreement shall continue with respect to such [Trust/Company] and/or Series. Upon termination of this Agreement without its replacement by a subsequent agreement, the [Trust/Company] (or Series) shall, as soon as is reasonably possible, discontinue all use of the Voya Marks and, in the case of the [Trust/Company], shall promptly amend its Articles of Incorporation to change its name (if such Voya marks are included therein).

13. Miscellaneous.

(a) This Agreement is made for the benefit of the [Trust/Company] and the Manager, and is not intended to benefit any third party or be enforceable by any third party.

(b) This Agreement shall be governed by the laws of the State of [New York/Delaware], provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rules or order of the SEC thereunder.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

(e) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)(4)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

<Manager>

By:

Name:

Title:

<Trust/Company >

By:

Name:

Title:

(d)(4)

SCHEDULE A

Applicable Portfolios

Voya Balanced Portfolio

Voya Intermediate Bond Portfolio

Voya Money Market Portfolio

Voya Strategic Allocation Conservative Portfolio

Voya Strategic Allocation Growth Portfolio

Voya Strategic Allocation Moderate Portfolio

Voya Growth and Income Portfolio

Voya Australia Index Portfolio

Voya Emerging Markets Index Portfolio

Voya Euro STOXX 50® Index Portfolio

Voya FTSE 100 Index® Portfolio

Voya Global Value Advantage Portfolio

Voya Hang Seng Index Portfolio

Voya Index Plus LargeCap Portfolio

Voya Index Plus MidCap Portfolio

Voya Index Plus SmallCap Portfolio

Voya International Index Portfolio

Voya Japan TOPIX Index® Portfolio

Voya Russell™ Large Cap Growth Index Portfolio

Voya Russell™ Large Cap Index Portfolio

Voya Russell™ Large Cap Value Index Portfolio

Voya Russell™ Mid Cap Growth Index Portfolio

Voya Russell™ Mid Cap Index Portfolio

Voya Russell™ Small Cap Index Portfolio

Voya Small Company Portfolio

Voya U.S. Bond Index Portfolio

A-1

(d)(4)

SCHEDULE B

with respect to the

MANAGEMENT AGREEMENT

between

Series set forth on Schedule A and

[Name of Manager]

EXCLUDED SERVICES

As set forth in Section 2 of this Agreement, the direct provision of the following services shall be deemed to be outside the scope of this Agreement.

1.	Underwriting or distribution services of the sort provided by the underwriter or distributor to a Series
2.	Distribution or shareholder services provided to a Series pursuant to a plan, whether or not adopted under Rule 12b-1 promulgated under the 1940 Act
3.	Custody services such as those currently provided by The Bank of New York Mellon and State Street Bank
4.	Fund accounting services of the sort currently provided by The Bank of New York Mellon and State Street Bank, inclusive of pricing services utilized by the fund accounting agents
5.	Transfer agency and recordkeeping services provided by various brokers/dealers and other intermediaries
6.	Transfer agency services such as those currently provided by The Bank of New York Mellon and Computershare Limited
7.	Printing and postage for shareholder reports, prospectuses and statements of additional information such as is currently provided by Merrill Corporation, Universal Wilde, RR Donnelley & Sons Company and Broadridge Financial Solutions, Inc.
8.	External counsel and legal services such as those currently provided to the Series or to the [Independent Director/Trustee]s by Ropes & Gray LLP and K&L Gates LLP
9.	Audits and semi-annual reviews of financial statements, prospectuses and Form N-14 filings such as those currently provided by KPMG LLP
10.	Tax consulting services, review of tax compliance and other tax services such as those currently provided by KPMG LLP
11.	Fair value pricing services such as those currently provided by Interactive Data Corporation
12.	Proxy tabulation and solicitation services related to shareholder meetings for a Series, such as those currently provided by Broadridge Financial Solutions, Inc. and/or Computershare Limited
13.	Identifying and tracking services for wash sales activity such as those currently provided by Gainskeeper (Wolters Kluwer Financial Services, Inc.)
14.	Brokerage services

B-1

(d)(4)

15.	Attribution and risk analysis services provided in support of the Chief Investment Risk Officer such as those currently provided by the Bank of New York-Wilshire Atlas/Axiom Attribution and Risk Analysis System
16.	Recordkeeping services related to the Director/Trustee deferred compensation plan such as those currently provided by Pen-Cal Administrators
17.	Call center services related to phone representatives that service existing fund shareholders of record such as those currently provided by The Bank of New York Mellon Services
18.	Consultants hired at the request of the Board of [Director/Trustee]s to advise them
19.	Administrative Services that are not reasonably necessary for the ordinary operation of each Series as of January 1, 2015, but that may be required in the future

B-2

(d)(4)

SCHEDULE C

with respect to the

MANAGEMENT AGREEMENT

between

Series set forth on Schedule A

And

[Name of Manager]

EXPENSES

#	EXPENSE ITEM	CURRENT VENDORS	DESCRIPTION	% Borne by Manager	ALLOCATION NOTE
Allocated Expenses

1	General Services	KPMG LLP (17f-2 Audit Fees)	Affiliated sub-custodian account test work	50%

2	Fund Accounting/ Financial Reporting Services	Morgan Stanley GICS Direct License	Industry Classification for equity securities for financial reporting purposes	50%	Voya funds’ portion is limited to a maximum of $40,000.

3	Fund Accounting/ Financial Reporting Services	RIMES Technologies Corporation	Aggregated benchmark data (returns). Data is used in Voya funds’ annual and semi-annual reports and prospectuses.	60%

4	Proxy Voting Services	Institutional Shareholder Services (ISS, Inc.)	Proxy Advisory Services and Voting Agent Service	50%

5	Proxy Voting Services	Farient	Proxy Analysis	50%

6	Finance Services	Bloomberg / Morningstar / NYSE / Strategic Insight / Institutional Investor / Etc.	Market Data Service Providers (Non-CIRO usage)	95%	Allocation to the Voya funds is based on Board usage/subscriptions. Only actual Board usage costs are allocated to the Voya funds.

7	Industry Association Dues	Investment Company Institute	General membership fees	90%	Voya funds portion is limited to a maximum of the fee paid by the Voya funds for Mutual Funds Directors Forum membership.

(d)(4)

#	EXPENSE ITEM	CURRENT VENDORS	DESCRIPTION	% Borne by Manager	ALLOCATION NOTE

Allocated Expenses, continued

8	Chief Investment Risk Officer[1]	Chief Investment Risk Officer (CIRO)	Costs associated with the CIRO function	40%	Overhead[2] items are allocable to the Manager.

9	Chief Compliance Officer[1]	Office of the Chief Compliance Officer (CCO)	CCO Function	0%	Overhead[2] items are allocable to the Manager.

Voya Expenses

10	General Services	Confluence	Software application to assist in monitoring the budgets and the accruals of expenses of mutual funds.	100%

11	General Services	Bonaire	Electronic system for calculation of fund fees and payments to sub-advisers. Annual license cost.	100%

12	Fund Compliance	Albridge	Electronic system for Fund Compliance - monthly compliance checklist process. Annual license cost.	100%

13	Fund Compliance	Bank of New York	Money Market Stress Testing	100%

14	Proxy Voting Services	Institutional Shareholder Services (ISS, Inc.)	Securities Class Action Service – (SCAS)	100%

[1]	CIRO and CCO costs are considered “extraordinary expenses” and are therefore excluded from expenses that are subject to the Funds’ Expense Limitation Agreements.

[2]

Overhead includes the costs associated with the following items; technology (except for Market Data Services and any IT Software expenses that are for the sole use of the CIRO or CCO); facilities; equipment; printing; and postage.

(d)(4)

#	EXPENSE ITEM	CURRENT VENDORS	DESCRIPTION	% Borne by Manager	ALLOCATION NOTE

15	Proxy Voting Services	Institutional Shareholder Services (ISS, Inc.)	US & Global Custom Voting Agent Services / Vote Disclosure Services	100%

Voya Expenses, continued

16	Operational Services	Eagle Pace	Fund Data Warehouse -Annual License Agreement	100%

17	Product Management/ Development Services	The Bank of New York- Wilshire Atlas/Axiom Attribution and Risk Analysis System - Voya Use	Attribution Analysis	100%

18	Legal Services	Dechert LLP (External Legal Fees)	External counsel and legal services provided to Voya regarding Advisory/ Administrative Matters	100%

19	Legal Services	Voya Funds Services, LLC (Internal Legal Fees)	Legal services for Management and the Voya funds performed by Internal Legal Staff	100%

20	Legal Services	Diligent Boardbooks	Online Board Document Management System for Board Meeting Materials	100%

21	Legal Services	ARC System	Content Management System for Registration Statement Production	100%

22	Legal Services	Abel Noser	Trade Cost Analysis	100%

23	Legal Services	Board IQ / Ignites	Industry Publications	100%

24	Advisory Services	Manager or Sub-Adviser		100%

(d)(4)

SCHEDULE D

with respect to the

MANAGEMENT AGREEMENT

between

VOYA VARIABLE PORTFOLIOS, INC.

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee (as a percentage of average daily net assets)

Voya Australia Index Portfolio	0.70% on all assets

Voya Emerging Markets Index Portfolio	0.65% on all assets

Voya Euro STOXX 50® Index Portfolio	0.70% on all assets

Voya FTSE 100 Index® Portfolio	0.70% on all assets

Voya Global Value Advantage Portfolio	0.56% on first $500 million; 0.53% on next $500 million; and 0.51% thereafter

Voya Hang Seng Index Portfolio	0.70% on first $250 million; 0.60% on next $250 million; and 0.55% thereafter

Voya Index Plus LargeCap Portfolio	0.45% on all assets

Voya Index Plus MidCap Portfolio	0.50% on all assets

Voya Index Plus SmallCap Portfolio	0.50% on all assets
Voya International Index Portfolio	0.48% on first $500 million 0.46% on next $500 million 0.44% on next $500 million 0.42% thereafter

Voya Japan TOPIX Index® Portfolio	0.70% on all assets

D-1

FORM 7 - VVPI

Series	Annual Management Fee (as a percentage of average daily net assets)

Voya Russell™ Large Cap Growth Index Portfolio	0.50% on first $500 million 0.48% on next $500 million 0.46% thereafter

Voya Russell™ Large Cap Index Portfolio	0.35% on first $1 billion; 0.33% on next $1 billion; and 0.31% thereafter

Voya Russell™ Large Cap Value Index Portfolio	0.50% on first $250 million 0.40% on next $250 million 0.35% thereafter

Voya Russell™ Mid Cap Growth Index Portfolio	0.50% on first $500 million 0.48% on next $500 million 0.46% thereafter

Voya Russell™ Mid Cap Index Portfolio	0.41% on first $2 billion; 0.34% on next $2 billion; and 0.28% thereafter

Voya Russell™ Small Cap Index Portfolio	0.43% on first $1 billion; 0.41% on next $1 billion; and 0.39% thereafter

Voya Small Company Portfolio	0.85% on all assets

Voya U.S. Bond Index Portfolio	0.42% on first $500 million 0.40% on next $500 million 0.38% on next $1 billion 0.36% on next $2 billion 0.34% on next $2 billion 0.32% thereafter

2